                                                               EXHIBIT 12(a)

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY
                                 (IN MILLIONS)


                                                                YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                 1998        1997        1996        1995        1994
                                                 ----        ----        ----        ----        ----
Income before income taxes.............         $ 137       $ 123       $ 123       $ 119       $ 147
                                                -----       -----       -----       -----       -----
Fixed Charges:
  Interest expense(2)
    Xerox debt.........................            23           3           5           6           5
    Other debt.........................           217         214         199         213         197
                                                -----       -----       -----       -----       -----
        Total fixed charges............           240         217         204         219         202
                                                -----       -----       -----       -----       -----
Earnings available for fixed charges...         $ 377       $ 340       $ 327       $ 338       $ 349
                                                =====       =====       =====       =====       =====
Ratio of earnings to fixed charges(1)..          1.57        1.57        1.60        1.54        1.73

----------

(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.

(2) Debt has been assigned to discontinued operations based on the net assets of the discontinued operations and the debt to equity ratios in accordance with our internal policy. Beginning in 1995, the amount of interest expense that would have been allocated to discontinued operations was insignificant and therefore is now being reported within continuing operations and included in the fixed charges. Discontinued operations consist of the Company's third-party financing and real estate businesses.